Exhibit 10.6

GRANT AGREEMENT FOR
LONG-TERM INCENTIVE PROGRAM PERFORMANCE-BASED
RESTRICTED STOCK UNITS
FOR SENIOR EXECUTIVES UNDER THE
MATTEL, INC. AMENDED AND RESTATED
2010 EQUITY AND LONG-TERM COMPENSATION PLAN

This is a Grant Agreement (this “Grant Agreement”) between Mattel, Inc. (“Mattel”) and the individual (the “Holder”) named in the Notice of Grant of Restricted Stock Units (the “Notice”) attached hereto as the cover page of this Grant Agreement.
Recitals
Mattel has adopted the Amended and Restated 2010 Equity and Long-Term Compensation Plan, as may be amended from time to time (the “Plan”), for the granting to selected employees of awards based upon shares of Common Stock of Mattel. In accordance with the terms of the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has approved the execution of this Grant Agreement between Mattel and the Holder. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan.
Restricted Stock Units
1.Grant. Mattel grants to the Holder the number of restricted stock units based on shares of Common Stock set forth in the Notice (the “Units”), subject to adjustment, forfeiture and the other terms and conditions set forth below, as of the effective date of the grant (the “Grant Date”) specified in the Notice. The number of Units specified in the Notice reflects the target number of Units that may be earned by the Holder. The Company and the Holder acknowledge that the Units (a) are being granted hereunder in exchange for the Holder’s agreement to provide services to the Company after the Grant Date, for which the Holder will otherwise not be fully compensated, and which the Company deems to have a value at least equal to the aggregate par value of the Shares, if any, that the Holder may become entitled to receive under this Grant Agreement, and (b) will, except as provided in Sections 4 and 5 hereof, be forfeited by the Holder if the Holder’s termination of employment occurs before the Settlement Date (as defined in Section 7, below), and are further subject to cancellation (and any shares of Common Stock or cash delivered in settlement of the Units are subject to recapture) if the Holder engages in certain conduct detrimental to the Company, in each case as more fully set forth in this Grant Agreement and the Plan.

2.Performance Criteria. Subject to the Holder’s continuous employment through the Settlement Date and subject to Section 6 below, the Holder will earn a number of Units on the Settlement Date determined based on the achievement of annual goals related to earnings per share (the “Company Performance Measure”) and the relative total shareholder return (“Relative TSR”) during the period beginning on January 1, 2017 and ending on December 31, 2019 (the “Performance Cycle”), in each case, as determined by the Committee; provided, that the number of earned Units cannot exceed Holder’s target number of Units if the Company’s absolute total shareholder return (“Absolute TSR,” and together with Relative TSR, “TSR”) during the Performance Cycle is not positive, as determined by the Committee.

3.Dividend Equivalent Rights. The Units are granted with Dividend Equivalent rights, as set forth in this Section 3. As of each payment date for any cash dividend or distribution with respect to the Common Stock with a record date on or after the commencement date of the Performance Cycle and before all of the Units are settled or forfeited as set forth below, the Holder shall be credited (without interest) with an additional number of Units, in whole or in fractions thereof, in an amount determined by dividing (i) the aggregate cash dividends that would have been paid on such dividend payment date in respect of the number of shares of Common Stock underlying the Units actually earned by the Holder in accordance with this Grant Agreement, by (ii) the Common Stock closing price on the ex-dividend date (two trading days prior to the record date). All such additional Units shall be subject to the same terms and conditions (including vesting conditions and Dividend Equivalent rights) applicable to the Units in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the Units to which they are related, in accordance with Section 7. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

4.Consequences of Termination of Employment. The consequences of the Holder’s termination of employment during the Performance Cycle and before a Change in Control shall be as follows:

i.
In the case of a termination of the Holder’s employment with the Company (a “Termination of Employment”) by the Company for Cause, the Units shall be forfeited as of the date of the Termination of Employment.

ii.
In the case of a Termination of Employment after June 30, 2017 (a) at a time when the Holder has attained at least 55 years of age and completed at least five Years of Service (other than as a result of a Termination of Employment by the Company for Cause) or (b) as a result of the Holder’s death or Disability, the number of Units earned shall be determined as follows: first, the Committee shall determine the number of Units earned based on actual achievement of the Company Performance Measure and TSR following the end of the Performance Cycle; and second, the number of Units so obtained shall be multiplied by a fraction, the numerator of which is the total number of full months elapsed from the first day of the Performance Cycle to the date of the Holder’s Termination of Employment and the denominator of which is the total number of months in the Performance Cycle. Such number of Units shall then be settled in accordance with Section 7 as for all other holders whose awards are settled on the Settlement Date.

iii.	In all other cases, the Units shall be forfeited as of the date of the Termination of Employment.

5.Change in Control. If a Change in Control occurs and the Holder has remained continuously employed by the Company until at least immediately prior to the Change in Control, the Units shall not vest in accordance with the terms of Section 18 of the Plan and the number of Units earned shall be determined as follows:

i.
If the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that the Units will not be honored or assumed, or new rights that substantially preserve the terms of the Units substituted therefor, by the Holder’s employer (or the parent of such employer) immediately following the Change in Control, the number of Units earned shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Company Performance Measure through the most recently completed fiscal year prior to such Change in Control and TSR (calculated as if the most recently completed fiscal year prior to such Change in Control had been the end of the Performance Cycle).

ii.
If the Committee determines that the Units have been assumed and, before the Settlement Date, the Holder has a Termination of Employment by the Company without Cause or by the Holder for Good Reason (as defined below) within the 24-month period immediately following a Change in Control, the number of Units earned shall equal the greater of (a) the number that equals 100% of the target award level payout and (b) the number that would have been earned based on actual achievement of the Company Performance Measure through the most recently completed fiscal year prior to such Termination of Employment and TSR (calculated as if the most recently completed fiscal year prior to such Termination of Employment had been the end of the Performance Cycle).

Any Units which are earned pursuant to this Section 5 shall be settled on or within 60 days after the Change in Control or Termination of Employment, as applicable, but in no event later than the Settlement Date, in accordance with Section 7. For purposes of this Section 5, the Termination of Employment shall be considered to be for “Good Reason” if, without the Holder’s express written consent, there is a material diminution in the duties, authority or responsibilities of the Holder, provided that the Holder gives the Company written notice of the intent to terminate employment within 60 days of the occurrence of such event and the Company fails to cure such event (to the extent curable) within 30 days of its receipt of such notice. If such event is not cured, the Holder must terminate employment within 120 days following the initial occurrence of the event giving rise to termination for Good Reason.
6.Termination, Rescission and Recapture. The Holder specifically acknowledges that the Units and any shares of Common Stock or cash delivered in settlement thereof are subject to the provisions of Section 19 of the Plan, entitled “Termination, Rescission and Recapture,” which can cause the forfeiture of the Units and/or the recapture of any shares of Common Stock and/or cash delivered in settlement thereof and/or the proceeds of the sale of any such shares of Common Stock. Except as provided in the next sentence, as a condition of the settlement of Units, the Holder will be required to certify that he or she is in compliance with the terms and conditions of the Plan (including the conditions set forth in Section 19 of the Plan) and, if a Termination of Employment has occurred, to state the name and address of his or her then-current employer or any entity for which the Holder performs business services and his or her title, and shall identify any organization or business in which the Holder owns a greater-than-five-percent equity interest. Section 19 of the Plan is inapplicable, and accordingly such certification shall not be required, after a Termination of Employment of the Holder that occurs within the 24-month period after a Change in Control.

7.Payout of Units. Within 15 business days following the Committee’s certification of the Company Performance Measure and TSR for the Performance Cycle in the fiscal year following the end of the Performance Cycle, but in no event later than March 15th of such fiscal year (the “Settlement Date”), subject to Section 9 below, the Company shall settle each earned Unit by delivering to the Holder one share of Common Stock or a cash payment equal to the Fair Market Value of a share of Common Stock, as the Company may in its sole discretion determine (and the Company may settle some Units in shares of Common Stock and some in cash). In the case of Units settled by delivery of shares of Common Stock, the Company shall (a) issue or cause to be delivered to the Holder (or the Holder’s Heir, as defined below, if applicable) one or more unlegended stock certificates representing such shares, or (b) cause a book entry for such shares to be made in the name of the Holder (or the Holder’s Heir, if applicable). In the case of the Holder’s death, the cash and/or shares of Common Stock to be delivered in settlement of Units as described above shall be delivered to the Holder’s beneficiary or beneficiaries (as designated in the manner determined by the Committee), or if no beneficiary is so designated or if no beneficiary survives the Holder, then the Holder’s administrator, executor, personal representative, or other person to whom the Units are transferred by means of the Holder’s will or the laws of descent and distribution (such beneficiary, beneficiaries or other person(s), the “Holder’s Heir”).

8.Code Section 409A. Mattel intends that the Units not constitute “deferred compensation” within the meaning of Section 409A of the Code, and this Grant Agreement shall be interpreted based on such intent. If Mattel determines after the Grant Date that an amendment to this Grant Agreement is necessary or advisable so that the Units will not be subject to Section 409A of the Code, or alternatively so that they comply with Section 409A of the Code, it may make such amendment, effective as of the Grant Date or at any later date, without the consent of the Holder.

Notwithstanding anything in this Grant Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Holder’s Termination of Employment, all references to the Holder’s Termination of Employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and the Holder shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Holder.
9.Tax Withholding. The Company shall withhold from the cash and/or Common Stock delivered in settlement of Units shares of Common Stock having a Fair Market Value on the Settlement Date, and/or cash, equal to the amount necessary to satisfy the minimum required withholding, if any, of any income tax, social tax, payroll tax or other required taxes, rounded up to the nearest whole number of shares (unless higher withholding is permissible without adverse accounting consequences to Mattel). If any such taxes are required to be withheld at a date earlier than the Settlement Date, then notwithstanding any other provision of this Grant Agreement, the Company may (i) satisfy such obligation by causing the forfeiture of a number of Units having a Fair Market Value, on such earlier date, equal to the amount necessary to satisfy the minimum required amount of such withholding (unless higher withholding is permissible without adverse accounting consequences to Mattel), or (ii) make such other arrangements with the Holder for such withholding as may be satisfactory to the Company in its sole discretion.

10.Compliance with Law.

i.
No shares of Common Stock shall be issued and delivered pursuant to a vested Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the shares of Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with and are in full force. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

ii.
If any provision of this Grant Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Grant Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Grant Agreement shall remain in full force and effect.

iii.
If the Holder is a resident of or employed in a country other than the United States, the Holder agrees, as a condition to the grant of the Units, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to this Units) in accordance with local foreign exchange rules and regulations in the Holder’s country of residence (and country of employment, if different). In addition, the Holder agrees to take any and all actions, and consents to any and all actions taken by Mattel, as may be required to allow Mattel to comply with local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different). Finally, the Holder agrees to take any and all actions that may be required to comply with the Holder’s personal legal and tax obligations under local laws, rules and regulations in the Holder’s country of residence (and country of employment, if different).

iv.
If the Holder is a resident of or employed in a country that is a member of the European Union, the grant of the Units and this Grant Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Mattel, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under local law.

v.
Upon the issuance of shares of Common Stock in settlement of earned Units, Mattel may require the Holder to sell such shares at any time to the extent the Holder's continued holding of such shares is prohibited under applicable law or is administratively burdensome (in which case, this Grant Agreement shall provide Mattel with the authority to issue sales instructions in relation to such shares of Common Stock on the Holder's behalf).

11.Assignability. The Units shall not be transferable by the Holder, other than upon the death of the Holder in accordance with such beneficiary designation procedures or other procedures as Mattel may prescribe from time to time.

12.Certain Corporate Transactions. In the event of certain corporate transactions, the Units shall be subject to adjustment as provided in Section 17 of the Plan. In the event of a Change in Control, these Units shall be subject to the provisions of Section 18 of the Plan.

13.No Additional Rights.

i.	Neither the granting of the Units nor their vesting or settlement shall (i) affect or restrict in any way the power of Mattel to take any and all actions otherwise permitted under applicable law, (ii) confer upon the Holder the right to continue in the employment of or performing services for the Company, or (iii) interfere in any way with the right of the Company to terminate the services of the Holder at any time, with or without Cause.

ii.
The Holder acknowledges that (i) this is a one-time grant, (ii) the making of this grant does not mean that the Holder will receive any similar grant or grants in the future, or any future grants at all, (iii) the Plan and the benefits the Holder may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company, (iv) any modifications or amendments of the Plan by Mattel, or a termination of the Plan by Mattel, shall not constitute a change or impairment of the terms and conditions of the Holder’s employment with the Company, and (v) this grant does not in any way entitle the Holder to future grants under the Plan, if any, and Mattel retains sole and absolute discretion as to whether to make any additional grants to the Holder in the future and, if so, the quantity, terms, conditions and provisions of any such grants.

iii.
Without limiting the generality of subsections (a) and (b) immediately above and subject to Section4 above, if there is a Termination of Employment of the Holder, the Holder shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit relating to the Units or under the Plan which he or she might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

iv.
The Holder's participation in the Plan is voluntary. The value of the Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Holder's employment (and the Holder's employment contract, if any). Any grant under the Plan, including the grant of the Units, is not part of the Holder's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

14.Rights as a Stockholder. Neither the Holder nor the Holder’s Heir shall have any rights as a stockholder with respect to any shares represented by the Units unless and until shares of Common Stock have been issued in settlement thereof.

15.Data Privacy Consent.

i.
The Company hereby notifies the Holder of the following in relation to the Holder's personal data and the collection, processing and transfer of such data in relation to the grant of the Units and the Holder's participation in the Plan, pursuant to applicable personal data protection laws. The collection, processing and transfer of the Holder's personal data is necessary for Mattel’s administration of the Plan and the Holder's participation in the Plan, and the Holder's denial and/or objection to the collection, processing and transfer of personal data may affect the Holder's ability to participate in the Plan. As such, the Holder voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

ii.
The Company holds certain personal information about the Holder, including (but not limited to) the Holder's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Holder's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Holder or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Holder's participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Holder's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Holder's participation in the Plan.

iii.
The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Holder's participation in the Plan, and the Company may further transfer Data to any third parties assisting Mattel in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Holder hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Holder's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Holder's behalf to a broker or other third party with whom the Holder may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

iv.
The Holder may, at any time, exercise the Holder's rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Holder's participation in the Plan. The Holder may seek to exercise these rights by contacting the Holder's local HR manager.

16.Compliance with Plan. The Units and this Grant Agreement are subject to, and the Company and the Holder agree to be bound by, all of the terms and conditions of the Plan as it shall be amended from time to time, and the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, all of which are incorporated herein by reference. No amendment to the Plan or this Grant Agreement shall adversely affect the Units or this Grant Agreement without the consent of the Holder. In the case of a conflict between the terms of the Plan and this Grant Agreement, the terms of the Plan shall govern and this Grant Agreement shall be deemed to be modified accordingly.

17.Effect of Grant Agreement on Individual Agreements. Notwithstanding the provisions of any Individual Agreement, (i) in the case of a conflict between the terms of the Holder’s Individual Agreement and this Grant Agreement, the terms of the Grant Agreement shall govern, and (ii) the vesting and settlement of Units shall in all events occur in accordance with this Grant Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Units, and any such Individual Agreement provisions shall have no force or effect with respect to the Units.

18.Governing Law. The interpretation, performance and enforcement of this Grant Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws. The Holder may only exercise his or her rights in respect of the Plan, the Grant Agreement and these Units to the extent that it would be lawful to do so, and Mattel would not, in connection with this Grant Agreement, be in breach of the laws of any jurisdiction to which the Holder may be subject. The Holder shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Holder in the Plan shall be on the basis of a warranty by the Holder that the Holder may lawfully so participate without Mattel being in breach of the laws of any such jurisdiction.

19.No Advice Regarding Grant. Mattel is not providing any tax, legal or financial advice, nor is Mattel making any recommendations, regarding the Holder’s participation in the Plan or the Holder’s acquisition or sale of the underlying shares of Common Stock. The Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

20.Insider Trading/Market Abuse Laws. The Holder's country of residence may have insider trading and/or market abuse laws that may affect the Holder's ability to acquire or sell shares of Common Stock under the Plan during such times the Holder is considered to have “inside information” (as defined in the laws in the Holder's country of residence). These laws may be the same or different from any insider trading policy of the Company. The Holder acknowledges that it is the Holder's responsibility to be informed of and compliant with such regulations.

21.English Language. The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

22.Electronic Delivery. Mattel will deliver any documents related to the Units and the Holder’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means unless otherwise determined by Mattel in its sole discretion.  The Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by Mattel or a third party designated by Mattel.

23.Value of the Units. The Holder acknowledges and agrees that the value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and if the Holder earns Units in accordance with the terms of this Grant Agreement and is issued shares of Common Stock, the value of those shares may increase or decrease. The Company shall not be liable for any foreign exchange rate fluctuation between the local currency of the Holder’s country of residence and the U.S. dollar that may affect the value of the Units or of any amounts due to the Holder pursuant to the settlement of the Units or the subsequent sale of any shares of Common Stock acquired upon settlement of the Units.

24.Addendum. Notwithstanding any provision of this Grant Agreement to the contrary, the Units shall be subject to any special terms and conditions for the Holder’s country of residence (and country of employment, if different) as are set forth in the applicable addendum to the Grant Agreement (the “Addendum”). Further, if the Holder transfers residence and/or employment to another country reflected in an Addendum to the Grant Agreement, the special terms and conditions for such country will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer). Any applicable Addendum shall constitute part of this Grant Agreement.

25.Additional Requirements. Mattel reserves the right to impose other requirements on the Units, any shares of Common Stock acquired pursuant to the Units, and the Holder’s participation in the Plan, to the extent Mattel determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan. Such requirements may include (but are not limited to) requiring the Holder to sign any agreements or undertakings that may be necessary or advisable to accomplish the foregoing.

Notwithstanding any provision of this Grant Agreement to the contrary, if the Holder does not accept the Units (in accordance with the method specified by Mattel) by the six month anniversary of the date of grant, the Units will be deemed accepted by Mattel, and the Holder shall be subject to the terms and conditions of the Plan, the rules, regulations and interpretations relating to the Plan as may be adopted by the Committee, and this Grant Agreement.

********************************

ADDENDUM TO GRANT AGREEMENT
FOR LONG-TERM INCENTIVE PROGRAM PERFORMANCE-BASED RESTRICTED
STOCK UNITS FOR SENIOR EXECUTIVES UNDER THE
MATTEL, INC. AMENDED AND RESTATED 2010 EQUITY AND LONG-TERM
COMPENSATION PLAN

In addition to the terms of the Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan (the “Plan”) and the Grant Agreement for Long-Term Incentive Program Performance-Based Restricted Stock Units for Senior Executives (the “Grant Agreement”), the Units are subject to the following additional terms and conditions as set forth in this addendum to the extent Holder resides and/or is employed in one of the countries addressed herein (the “Addendum”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Plan and the Grant Agreement. To the extent the Holder transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Holder to the extent Mattel determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Units and the Plan (or Mattel may establish alternative terms and conditions as may be necessary or advisable to accommodate the Holder’s transfer).

Australia

1.    Compliance with Law. Notwithstanding anything to the contrary in the Grant Agreement or the Plan, the Holder shall not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the "Act"), any other provision of the Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

Brazil

1.    Commercial Relationship. The Holder expressly recognizes that the Holder’s participation in the Plan and the Mattel’s grant of the Units does not constitute an employment relationship between the Holder and Mattel. The Holder has been granted the Units as a consequence of the commercial relationship between Mattel and the local Affiliate in Brazil that employs the Holder, and the local Affiliate in Brazil is the Holder’s sole employer. Based on the foregoing, (a) the Holder expressly recognizes the Plan and the benefits the Holder may derive from participation in the Plan do not establish any rights between the Holder and the local Affiliate in Brazil, (b) the Plan and the benefits the Holder may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the local Affiliate in Brazil, and (c) any modifications or amendments of the Plan by the Mattel, or a termination of the Plan by Mattel, shall not constitute a change or impairment of the terms and conditions of Holder’s employment with the local Affiliate in Brazil.

2.    Extraordinary Item of Compensation. The Holder expressly recognizes and acknowledges that Holder’s participation in the Plan is a result of the discretionary and unilateral decision of Mattel, as well as Holder’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Grant Agreement, and this Addendum. As such, the Holder acknowledges and agrees that

Mattel may, in its sole discretion, amend and/or discontinue the Holder’s participation in the Plan at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the Holder’s employment contract, if any. The Units are not part of the Holder’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the local Affiliate in Brazil.

Canada

1.    English Language. The following provisions apply if the Holder is a resident of Quebec:

The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English.  If the Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue anglaise. Le détenteu (« Holder ») reconnaît et consent que c'est l'intention expresse du détenteur que cette convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à toute unité d’action assujettie à des restrictions (« Units »), soit rédigés en anglais. Si le détenteur (« Holder ») reçoit cette convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan ou tout autre document lié aux unités d’action assujettie à des restrictions (« Units ») dans une langue autre que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.

China

Notwithstanding anything to the contrary in the Plan or the Grant Agreement, the following provisions will apply if the Holder is a PRC national or is otherwise determined to be subject to the requirements imposed by the State Administration of Foreign Exchange (“SAFE”) as determined by the Company:

1.Mandatory Sale of shares of Common Stock. Upon the issuance of shares of Common Stock in settlement of vested Units, Mattel may require the Holder to sell such shares at any time to the extent the Holder's continued holding of such shares is prohibited under applicable law or is administratively burdensome (in which case, this Grant Agreement shall provide Mattel with the authority to issue sales instructions in relation to such shares of Common Stock on the Holder's behalf).

The Holder further agrees that Mattel is authorized to instruct its designated broker to assist with any mandatory sale of the shares of Common Stock (on the Holder’s behalf pursuant to this authorization), and the Holder expressly authorizes such broker to complete the sale of such shares of Common Stock. The Holder acknowledges that Mattel’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price. Upon the sale of the shares of Common Stock, Mattel agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to the Holder in accordance with applicable exchange control laws and regulations and provided any liability for taxes resulting from the vesting of the Units has been satisfied.
2.Exchange Control Obligations. The Holder understands and agrees that, due to exchange control laws in China, the Holder will be required to immediately repatriate to China the sale of any shares of Common Stock acquired at vesting of the Units and any dividends received in relation to the shares of Common Stock. The Holder furthers understand that, under local law, such repatriation of the cash proceeds will need to be effectuated through a special exchange control account established by Mattel or a Subsidiary or Affiliate in China, and the Holder hereby consents and agrees that the proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock may be transferred to such special account prior to being delivered to the Holder. The proceeds may be paid to the Holder in U.S. dollars or local currency at Mattel’s discretion. In the event the proceeds are paid to Holder in U.S. dollars, the Holder understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to his or her employer and/or Mattel so that the proceeds may be deposited into this account. The Holder also understands and acknowledges that Mattel may face delays in distributing the proceeds to the Holder due to exchange control requirements in China. As a result, the Holder understands and acknowledges that neither Mattel nor his or her employer can be held liable for any delay in delivering the proceeds to the Holder.

If the proceeds are paid to the Holder in local currency, the Holder acknowledges that Mattel is under no obligation to secure any particular foreign exchange conversion rate and acknowledges that Mattel may face delays in converting the proceeds into local currency due to exchange control restrictions in China. The Holder agrees that Mattel cannot be held liable for any delay in delivering the proceeds to the Holder. The Holder agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold or dividends are paid and the time the (i) applicable taxes are converted to local currency and remitted to the tax authorities, and (ii) net proceeds are converted to local currency and distributed to the Holder through the special exchange control account.

The Holder agrees to sign any agreements, forms and/or consents that may be reasonably requested by Mattel (or Mattel’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. The Holder further agrees to comply with any other requirements that may be imposed by Mattel in the future in order to facilitate compliance with exchange control requirements in China.
France

1.    Nature of the Award. The Units are not granted under the French specific regime provided by Articles L225-177-1 and seq. of the French commercial code.
2.    English Language. The Holder acknowledges and agrees that it is the Holder’s express intent that the Grant Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If the Holder has received the Grant Agreement, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Langue anglaise. Le détenteur (« Holder ») reconnaît et accepte que c'est l'intention expresse du détenteur que la présente convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan, ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu du droit sur des actions assujetties à des restrictions (« Units »), soient rédigés en anglais. Si le détenteur (« Holder ») reçoit la présente convention (« Grant Agreement »), le Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan ou tout autre document lié aux droits sur des actions assujetties à des restrictions (« Units ») dans une langue autre que l’anglais, et si la signification de la version traduite est différente de la version anglaise, la version anglaise prévaudra.

Hong Kong

1.    IMPORTANT NOTICE. If the Holder is a resident of Hong Kong, the following provisions apply, notwithstanding any other provision of this Grant Agreement: The contents of the Plan, the Notice, this Grant Agreement, the Addendum, the Plan and all other related materials pertaining to the Units and/or the Plan (the “Materials”) have not been reviewed by any regulatory authority in Hong Kong. The Holder is hereby advised to exercise caution in relation to the offer thereunder. If the Holder has any doubts about any of the contents of the Materials, the Holder should obtain independent professional advice.

2.    Nature of the Plan. Mattel specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”) and will interpret and administer the Plan consistent with this position.
3.    Wages. The Units and the shares of Common Stock subject to the Units do not form part of the Holder’s wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

Mexico

1.    Extraordinary Item of Compensation. The Holder expressly recognizes and acknowledges that the Holder's participation in the Plan is a result of the discretionary and unilateral decision of Mattel, as well as the Holder's free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Grant Agreement and this Addendum. As such, the Holder acknowledges and agrees that Mattel may, in its sole discretion, amend and/or discontinue the Holder's participation in the Plan at any time and without any liability. The value of the Units is an extraordinary item of compensation outside the scope of the Holder's employment contract, if any. The Units are not part of the Holder's regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Holder’s employer.

Netherlands

1.    Waiver of Termination Rights. The Holder waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Holder ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

Russia

1.    No Offering of Securities in Russia. The grant of the Units is not intended to be an offering of securities within the territory of the Russian Federation, and the Holder acknowledges and understands that the Holder will be unable to make any subsequent sale of the Common Stock acquired pursuant to the Units in the Russian Federation.

South Africa

1.    Tax Obligations. The following provision supplements Section 7 of the Grant Agreement:

By accepting the Units, the Holder agrees to notify Mattel’s local Affiliate in South Africa that employs the Holder of the amount of any income realized upon settlement of the Units. If the Holder fails to advise

Mattel's local Affiliate in South Africa that employs the Holder of the income realized upon settlement of the Units, the Holder may be liable for a fine. The Holder will be responsible for paying any difference between the actual tax liability and the amount withheld.

2.    Exchange Control Obligations. The Holder solely is responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, the Holder should consult with a legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current Exchange Control Regulations. Mattel shall not be liable for any fines or penalties resulting from the Holder's failure to comply with applicable laws.

3.    Securities Law Notice. Neither the Units nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

Spain

1.    Severance for Cause. Notwithstanding anything to the contrary in the Plan or the Grant Agreement, “Cause” shall be defined in the Plan, irrespective of whether the Severance is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2.    Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. In accepting the Units, the Holder acknowledges that the Holder consents to participation in the Plan and have received a copy of the Plan. The Holder understands that Mattel has unilaterally, gratuitously and in its sole discretion granted the Units under the Plan to individuals who may be employees of Mattel or its Subsidiaries and Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Mattel or any of its Subsidiaries or Affiliates on an ongoing basis. Consequently, the Holder understands that the Units are granted on the assumption and condition that the Units and the shares of Common Stock acquired upon vesting of the Units shall not become a part of any employment contract (either with Mattel or any of its Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Holder understands that this grant would not be made to the Holder but for the assumptions and conditions referenced above. Thus, the Holder acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Units shall be null and void.

The Holder understands and agrees that, as a condition of the grant of the Units and unless otherwise provided in the Grant Agreement, the unvested portion of the Units as of the date of the Holder's Severance will be forfeited without entitlement to the underlying shares of Common Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Holder acknowledges that the Holder has read and specifically accepts the conditions referred to in the Grant Agreement regarding the impact of a Severance on the Holder's Units.

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